Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

CANNAVEST CORP.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereunder stated, under the provisions and subject to the requirements of the laws of the State of Delaware, hereby certifies that:

ARTICLE I.

The name of the corporation is CannaVEST Corp. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“DGCL”).

ARTICLE IV.

The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation shall have the authority to issue is Two Hundred Million (200,000,000). The total number of shares of Common Stock shall be One Hundred Ninety Million (190,000,000), and each such share shall have a par value of $0.0001; and the total number of shares of Preferred Stock shall be Ten Million (10,000,000), and each such share shall have a par value of $0.0001.

(a) Common Stock. The Corporation is authorized to issue shares of Common Stock from time to time, which shall have all of the rights normally associated with shares of common stock under the DGCL.

(b) Preferred Stock. The Corporation is authorized to issue shares of Preferred Stock from time to time in one or more series or classes, each such share or class to have such distinctive designation or title as may be fixed by resolution of the Board of Directors of the Corporation (the “Board”), duly adopted prior to the issuance of any shares thereof. Each such series or class shall have such voting powers, if any, and such preferences and/or other special rights, with such qualifications, limitations or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issuance of such series or class of shares of Preferred Stock.

ARTICLE V.

The Board is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation (the “Bylaws”). The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

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ARTICLE VII.

The name and mailing address of the Sole Incorporator are as follows:

Jessica Swift

Procopio, Cory, Hargreaves & Savitch LLP

525 B Street, Suite 2200

San Diego, CA 92101

ARTICLE VIII.

A. To the fullest extent permitted by applicable law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VIII nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Certificate of Incorporation has been subscribed this 26th day of July, 2013, by the undersigned who affirms that the statements made hereto are true and correct.

/s/ Jessica Swift
Jessica Swift, Sole Incorporator

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